UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2014, Vanda Pharmaceuticals Inc. (“Vanda” or the “Company”) and Patheon Pharmaceuticals Inc. (“Patheon”) entered into a Manufacturing Agreement (the “Agreement”) for the manufacture of commercial supplies of HETLIOZ™ 20 mg capsules (tasimelteon capsules) at Patheon’s Cincinnati, Ohio manufacturing site. Under the Agreement, the Company is responsible for supplying the active pharmaceutical ingredient for HETLIOZ™ to Patheon and has agreed to certain minimum yearly order requirements. Patheon is responsible for manufacturing the HETLIOZ™ 20 mg capsules, conducting quality control and stability testing, and packaging the HETLIOZ™ capsules.

The Agreement has an initial term of five years and will automatically renew after the initial term for successive terms of one year each, unless either party gives notice of its intention to terminate the Agreement at least twelve months prior to the end of the then current term. Either party may terminate the Agreement under certain circumstances upon specified written notice to the other party.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed with the exhibits to Vanda’s quarterly report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ James P. Kelly
	Name:	James P. Kelly
	Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: January 28, 2014